Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Rob Fink/Brad Nelson
CEO	KCSA Strategic Communications
775-356-9029	212-896-1206 (Fink)/212-896-1217 (Nelson)
dbronicki@ormat.com	rfink@kcsa.com / bnelson@kcsa.com

Ormat Board Names Mr. Isaac Angel as CEO

Transition of succession to begin on April 1 with Mr. Angel to succeed Dita Bronicki following retirement on July 1

(RENO, Nev.) February 11, 2014, Ormat Technologies, Inc. (NYSE: ORA) announced today that its Board of Directors has appointed Mr. Isaac Angel as Chief Executive Officer. Mr. Angel will join Ormat on April 1, 2014 and assume the CEO position effective July 1, 2014. He will succeed Mrs. Yehudit (Dita) Bronicki, who announced her retirement in November after 50 years of service in the company. Mrs. Bronicki will continue to serve as a Director of Ormat, in a non-executive capacity.

“After careful consideration, the Board has determined that Mr. Angel is the right person to lead Ormat forward,” said Mrs. Bronicki. “Mr. Angel is a proven leader with extensive experience of growing, managing and advising public companies. His ability to immerse himself in the operations of a business and find ways to optimize them will prove invaluable, as Ormat continues on its trajectory as the leading geothermal company.”

Mr. Gillon Beck, Chairman of the Board of Directors of Ormat, added: “I know Mr. Angel as an experienced, talented and visionary leader. On behalf of the entire Board I want to express how excited we are at the prospect of Mr. Angel leading this unique company and its capable management team to new levels of success in the coming years”.

“I am extremely honored to have been chosen by the Board, as Ormat’s next CEO, and look forward to advancing the Company and enhancing value for shareholders,” said Mr. Angel. “With the demand for renewable energy on the rise across the globe, Ormat is well-positioned to generate strong growth on both the Electricity and Products sides of its business. Ormat is a great company, I am confident that working together with Ormat’s world-class team and its Board, will make it possible for Ormat to realize its full potential.”

Background on Mr. Angel

Mr. Angel, 57, spent 27 years in various positions at Lipman Electronic Engineering Ltd., including as its President and CEO, from February 1999 to November 2006, when it was acquired by VeriFone Holdings Inc. During his years with Lipman which began in 1979, Mr. Angel rose through the ranks holding positions focused on Research & Development and Sales & Marketing. He also led Lipman through a successful IPO and later on a secondary offering in NASDAQ. After the acquisition by VeriFone, he served as Executive Vice President, Global Operations of VeriFone from 2006 to 2008. From 2008 to 2009, Mr. Angel served as Executive Chairman of LeadCom Integrated Solutions Ltd. Mr. Angel is a director of Frutarom Industries Ltd. since 2008 and served as a director for Retalix Ltd. from 2012 until it was acquired in 2013. In recent years Mr. Angel has also been active making personal investments and supporting a wide variety of philanthropic endeavors.

About Ormat Technologies, Inc.

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter—a power generation unit that converts low-, medium- and high-temperature heat into electricity. With over 82 U.S. patents, Ormat's power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has over 500 employees in the United States and about 600 overseas. Ormat's flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has supplied to utilities and developers worldwide, totaling over 1750 MW of gross capacity. Ormat's current generating portfolio of 595 MW (net) is spread globally in the U.S., Guatemala and Kenya.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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